Exhibit 16.1

May 27, 2022

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Directors:

We have read Item 4.01 of Form 8-K dated May 27, 2022 of RumbleOn, Inc. (the Company), which we understand will be filed with the Securities and Exchange Commission, and agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina